

BRICKELL

REACH AT BRICKELL CITY CENTRE #1805

A 1-BEDROOM CONDOMINIUM UNIT
68 SE 6TH ST, MIAMI, FL 33131

SHARE PRICE

$4.80

RESERVE SHARES

×

#REACH

$4.80

About

We are offering shares in a 1-bedroom, 1.5 bathroom condominium in the Reach at Brickell City Centre, a 43-story residential condominium building located in the heart of the Brickell neighborhood of Miami. The building, designed by Arquitectonica, and completed in 2016, sits in the middle of the Brickell City Centre complex which includes two residential towers, two-mid rise office buildings, the East Miami hotel, as well as a world class indoor shopping center with 109 retail stores and restaurants including Saks Fifth Avenue, Chanel, Chopard, and Emporio Armani.

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Details

Property | Amenities

Bedrooms	1
Bathrooms	1.5
Square Feet	879
Year Built	2016

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Neighborhood

Brickell

Brickell, also known as Miami's business district, is home to a large number of international banks such as HSBC, Espirito Santo Bank, and Banco Santander among other Fortune 500 companies. Brickell is considered to be one of South Florida's most prestigious neighborhoods and is a favored place to live for young professionals.

At the heart of Brickell, located along South Miami Avenue, is Brickell City Centre. Brickell City Centre, a $1+ billion mixed-use complex developed by Swire Properties, spans over 9 acres and includes two residential towers (Reach and Rise), two office towers and a 5-star hotel (EAST Miami Hotel) all built atop a 500,000 square foot indoor shopping center.

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Financials

Purchase | Offering | Income

Purchase Price	**$445,000** $506 / sq ft
Closing Costs	**$23,000**
Reserves	**$12,000**
Total Capitalization	**$480,000** $546 / sq ft

Historical Sales

This Building | This Unit

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Historical Sales

This Building | This Unit

	**Unit 3105** Dec 2018	**$590,000** $671 / sq ft
	**Unit 2705** Dec 2017	**$600,000** $683 / sq ft
	**Unit 1705** Aug 2016	**$630,000** $716 / sq ft

Neighborhood

Brickell

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Brickell

Neighborhood Scene





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#REACH


Miami River
SE 5th St
S Miami Ave
SW 6th St
SW 7th St
SE 7th St
Google

Nearby

Apple Store	0.1 miles
Starbucks	0.3 miles
Equinox	0.4 miles

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Whole Foods 0.4 miles

Brickell Condominium Prices

65.49% Total

5.17% Annualized

Source: Zillow



1Y 3Y 5Y **10Y**

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1Y 3Y 5Y **10Y**

Additional Documents

- Preliminary Offering Circular
- Floor Plan
- About Compound
- FAQ

RESERVE SHARES

RESERVE #REACH

Number of Shares	
Share Price	$4.80
Total Purchase Price	$0.00

REGULATORY DISCLOSURES

CONFIRM

Compound Projects, LLC (the "Company") intends to sponsor an offering pursuant to Regulation A under the Securities Act of 1933. The Company is not under any obligation to make an offering under Regulation A. No money or other consideration is being solicited in connection with the information provided, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering circular on Form 1-A has been filed and until the offering statement is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind. A copy of the preliminary offering circular relating to this property may be obtained here.